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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the following: (i) Registration Statement No. 333-105196 on Form S-3 filed May 13, 2003 and (ii) Registration Statement No. 333-110451 on Form S-3 filed November 13, 2003 (as amended by Amendment No. 1 filed January 20, 2004) of GATX Financial Corporation of our reports dated March 4, 2005 with respect to the consolidated financial statements of GATX Financial Corporation, GATX Financial Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GATX Financial Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2004.

                                          ERNST & YOUNG LLP

March 10, 2005
Chicago, Illinois

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